Exhibit 99.1

Contact: Susan Filyk Public Relations 210.308.1286 sfilyk@usfunds.com

June Falks Public Relations 210.308.1202 jfalks@usfunds.com

For Immediate Release

U.S. Global Investors Reports Results for First Quarter of Fiscal Year 2014

Continues Streamlining, Preparing ETF Launch, Share Repurchase Program,

and Monthly Dividends

************************************************************************

SAN ANTONIO–November 7, 2013–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, recorded a net loss of $37,413, or $0.00 per share, on operating revenues of $3.05 million for the quarter ended September 30, 2013 (i.e., the first quarter of fiscal year 2014).

One year ago, for the first quarter of fiscal year 2013, the company had net income of $48,800, or $0.00 per share, on operating revenues of $4.41 million.

As of September 30, 2013, total assets under management were $1.19 billion versus $1.77 billion at September 30, 2012. Average assets under management were $1.20 billion for the quarter ended September 30, 2013. The decline in assets was predominately in the natural resources and emerging markets funds.

“Over the past few months, the company has been focused on reducing costs and implementing strategic changes related to products and services,” says Frank Holmes, U.S. Global Investors CEO. “These meaningful changes will allow us to focus on our core competencies moving forward. It’s also important to recognize that, in a highly regulated world, the streamlining process consumes money, time and resources to implement.”

In an exciting development, the firm reached a significant milestone for entering the exchange-traded fund (ETF) marketplace. On October 23, the Securities and Exchange Commission granted exemptive relief to the company, allowing it to bring products to market.

“We’re excited that we’ll soon enter this growing market, as these investment vehicles are in high demand by investors,” says Holmes.

1QFY14 earnings, Page 2

November 7, 2013

In addition to the product streamlining previously announced, the company also plans to reorganize the MegaTrends Fund into the Holmes Growth Fund. The newly reorganized fund will be named the Holmes Macro Trends Fund, with the proposed merger taking place on or about December 20, 2013, if approved by shareholders of the MegaTrends Fund.

The MegaTrends Fund currently utilizes a macro-driven, proprietary investment strategy to identify attractive sector allocation while the Holmes Growth Fund uses what we call the 10-20-20 Model. The stock-picking process is dynamic and focuses on companies growing revenues at 10 percent, generating a 20 percent earnings growth rate and a 20 percent return-on-equity.

“Merging the funds would combine the top-down strategy from the MegaTrends Fund with the bottom-up strategy of the Holmes Growth Fund. We believe these stocks will have the DNA of success for growth-at-a-reasonable-price investors,” says Holmes. “On a year-to-date basis through September 30, the Holmes Growth Fund increased 28.36 percent while its benchmark S&P 1500 Index rose 20.39 percent.”

Share Repurchase Program, Continued Strong Balance Sheet, and Monthly Dividends

During this transition year, the company continued repurchasing outstanding stock. Since the program began in January 2013, the company has repurchased shares totaling 68,271 class A shares using cash of $210,817. The company is using an algorithm to purchase shares on down days, following the rules and regulations that restrict the amounts and times when shares can be purchased on any given day, such as at the opening of the day and in the last half-hour of trading. The share repurchase plan is set to expire at the end of calendar year 2013 but may be suspended or discontinued at any time.

As of September 30, 2013, the company had net working capital of approximately $23.7 million. Cash and cash equivalents totaled $18.8 million and marketable securities totaled $13.1 million as of the end of the quarter. In addition, the company has had no long-term debt since 2004 and owns its headquarters building.

“We believe the company’s strong cash position helps provide adequate liquidity, buffers the company from market volatility and enables us to pursue potential investment opportunities,” says Holmes.

The company has also continued to pay monthly dividends of $0.005 per share. At the October 31, 2013, closing price of $2.68, the $0.005 monthly dividend equals a 2.2 percent yield on an annualized basis.

1QFY14 earnings, Page 3

November 7, 2013

Market Commentary

“Today, contrarian opportunities exist in resources and emerging markets. We’ve found energy and basic materials have been underowned, but offer considerable potential with a backdrop of rising global PMIs,” says Holmes. “We believe investors can benefit from diversifying into these asset classes.

“For several months, our investment team has been discussing in the award-winning Investor Alert the ongoing expansion of the manufacturing sector as measured by several countries’ purchasing manager’s index (PMI). Historically, an expanding global economy was bullish for resources, gold and growth stocks,” says Holmes. “We believe these areas offer many performance and diversification opportunities over the next year.”

In resources, the firm believes China’s rising oil demand may fuel energy stocks. In September, China imported 27 million tons of crude oil, representing an increase of 25 percent over the number in August. This all-time high signals that China’s economic growth continues, despite pessimism surrounding commodities and resources stocks.

The physical demand for gold continues in India and China, as investors enter the seasonally strong time of the year for gold. The Indian wedding season, which begins in October, is followed by the five-day Hindu festival of lights, Diwali, India’s biggest and most important holiday of the year. In December, millions of people will be gathering with loved ones to exchange gifts as they observe Christmas. And finally, millions will celebrate Chinese New Year at the end of January 2014.

Specifically in China, demand for gold continues to be strong, with elevated physical gold deliveries in Shanghai during the first eight months of the year. Deliveries have approached the entire amount delivered in 2012, and are more than double China’s annual production.

“Even though investors have been focusing on the strengthening U.S. market, we keep our eyes on other improving indicators happening in resources, Europe, and emerging markets,” says Holmes. “These places may not be as widely popular, but we believe investors can benefit greatly from taking a view that’s different from the ones observed by the majority.

“As for gold, we continue to advocate that investors hold a 5 to 10 percent weighting in gold and gold stocks and rebalance on an annual basis,” says Holmes.

“In the past quarter, 25 ‘Frank Talk’ blog posts were shared with millions of investors both domestically and internationally that alerted readers to early market signals,” says Holmes. “We have always believed that an informed investor makes better investment decisions.”

The market commentaries are free and can be delivered to an email inbox by subscribing at www.usfunds.com.

1QFY14 earnings, Page 4

November 7, 2013

Earnings Webcast Information

The company has scheduled a webcast for 7:30 a.m. Central time on Friday, November 8, 2013, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Lisa Callicotte, chief financial officer. Click here to register or visit www.usfunds.com. The earnings presentation can also be accessed by dialing 1(888) 895-5479. The confirmation number is 36014905. Please dial in at least 5 minutes prior to the start of the call.

Selected Financial Data (unaudited):

	Three months ended
	9/30/2013	9/30/2012
Operating Revenues	$3,052,001	$4,412,542
Operating Expenses	4,128,237	4,456,628

Operating Loss	(1,076,236)	(44,086)
Other Income	1,053,462	200,651

Income (loss) from Continuing Operations Before Income Taxes	(22,774)	156,565
Tax expense (benefit)	(14,006)	63,526

Income (loss) from Continuing Operations	(8,768)	93,039
Loss on Discontinued Operations (net of tax)	(28,645)	(44,239)

Net Income (loss)	$(37,413)	$48,800

Net Income per share from continuing operations (basic and diluted)	$0.00	$0.00
Net Income per share from discontinued operations (basic and diluted)	0.00	$0.00

Net income (loss) per share	$0.00	$0.00

Avg. common shares outstanding (basic)	15,471,268	15,475,887
Avg. common shares outstanding (diluted)	15,471,268	15,475,887
Avg. assets under management (billions)	$1.20	$1.66

####

About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory and other services to U.S. Global Investors Funds and other clients.

1QFY14 earnings, Page 5

November 7, 2013

With an average of $1.20 billion in assets under management in the quarter ended September 30, 2013, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to fixed income.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the company’s Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Total Annualized Returns as of 9/30/13	One- Year	Five- Year	Ten- Year	Gross Expense Ratio
Holmes Growth Fund	22.89%	7.35%	7.18%	1.86%
S&P 1500 Index	20.42%	10.34%	7.97%	NA

Expense ratios as stated in the most recent prospectus. Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus (e.g., short-term trading fees of 0.05%) which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com or by calling 1-800-US-FUNDS (1-800-873-8637). Read it carefully before investing. Distributed by U.S. Global Brokerage, Inc.

1QFY14 earnings, Page 6

November 7, 2013

The S&P 1500 Composite is a broad-based capitalization-weighted index of 1500 U.S. companies and is comprised of the S&P 400, S&P 500, and the S&P 600. The Purchasing Manager’s Index is an indicator of the economic health of the manufacturing sector. The PMI index is based on five major indicators: new orders, inventory levels, production, supplier deliveries and the employment environment. Diversification does not protect an investor from market risks and does not assure a profit.